CPS TECHNOLOGIES CORP.

Moderator: Ralph Norwood

March 5, 2014

4:30 p.m. ET

Operator:	Good afternoon. My name is (Aimee) and I will be your conference operator today. At this time, I would like to welcome everyone to the CPS Technologies Corporation Fourth Quarter 2013 Investor Conference Call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star, then the number one, on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

Ralph Norwood, Chief Financial Officer, please go ahead.

Ralph Norwood: Thank you, operator. Good afternoon. Before we begin the business portion of the call, I would like to point out that the statements in this conference call that are not strictly historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be considered as subject to the many uncertainties that exist in CPS’s operations and environment.

These uncertainties include economic conditions, market demands and competitive factors. Such factors could cause actual results to differ materially from those in any forward-looking statement.

Now, to the results of the fourth quarter and total year 2013. Revenues for the fourth quarter totaled $5.1 million, up 24 percent when compared with the $4.1 million earned in the fourth quarter of 2012. This was slightly better than the $5.0 million we estimated in our preliminary press release issued in early January.

Gross margin increased to 27 percent of revenues in the quarter compared with eight percent gross margin in the same quarter last year. This improvement is largely due to an increase in volume. On a total year basis, sales totaled $21.4 million, up 50 percent from last year and a record level. Gross margin was 25 percent versus two percent earned in 2012, also reflecting the significant impact volume has on our profitability. Selling, general, and administrative expenses totaled 18 percent of sales both for the quarter and the year, an improvement from 21 percent of sales for the full year 2012.

The fourth quarter operating profit totaled $431,000, a significant improvement from the operating loss of over $400,000 incurred in the last quarter of 2012. Operating profit for the full year in 2013 exceeded $1.4 million, also a record level. Since the company incurred an operating loss in 2012 of $2.8 million, the swing from year to year was over $4 million.

This improvement in revenue and profits translated directly to cash. During the year, we paid off the $500,000 we had borrowed at the end of 2012 and ended up with over $1.5 million in cash on the balance sheet.

Turning now to receivables, days sales outstanding, or DSOs, totaled 51 days at the end of 2013, down significantly from the 63 days at the end of 2012. However, this doesn’t reflect the change in the terms or an improvement in the way we manage receivables; rather, it’s a timing issue that reflects the fact that sales on the quarter were front and loaded due to the holidays and a large percentage of sales made in the quarter were collected in the quarter.

Looking forward, we expect a return in DSOs to the 60 to 65-day range. Inventories totaled $2.2 million which were essentially flat throughout the year and down about 10 percent versus year end 2012. As a result, inventory turnover for the last four quarters was over seven times, well above the 4.5 turns recorded during 2012. Capital expenditures totaled about $150,000 on the quarter, a little less than our depreciation.

Finally, on the balance sheet we have $2.5 million of a deferred tax asset. At current tax rates, this asset will shield us from paying taxes on over $6 million of future pre-tax income.

Turning to the liability side, payables and accruals in total were up about five percent versus year end 2012, we were free of bank debt and we owed only $76,000 on capital leases.

Finally, at the end of the year, the company’s current ratio was 3.3 times. its debt-to-equity ratio totaled 0.3 and we had $2 million of a committed line of credit which was undrawn.

In summary, for the year, sales were up $7.5 million – 50 percent. Operating profit was up $4 million and the company generated $2 million of cash, ending with no bank debt. With that, I’ll now turn over the call to Grant Bennett, our president and CEO, who will offer his perspective on the quarter and the year.

Grant Bennett: Thank you, Ralph, and thanks to each one of you for joining our call. As I have in previous calls, let me comment first on our current base business and then on the new business opportunities we’re pursuing, several of which we refer to as breakout opportunities.

As you’re aware, our primary product lines in our base business are baseplates used in traction or train applications, baseplates used in hybrid and electric vehicles, heat spreaders used in high-performance integrated circuits and hermetic metal packages.

In our press release for our year-end results, we made the comment that these markets are healthy and growing. Let me just comment a little more specifically on the two most important markets for us, namely, the traction market and the hybrid and electric vehicle market. Various market research studies indicate that these markets are forecast to grow for the next several years at rates in the mid-teens. Our own recent experience is consistent with this forecast.

We indicated in our press release that after a very challenging 2012, when we were very adversely affected by a slowdown in demand, primarily in Europe, we rebounded to establish record level of sales, profits and cash generation in 2013. Total revenue in 2013, as Ralph indicated, was $21.4 million, up over 50 percent from 2012 but up 8 percent from total revenue in 2011 of $19.8 million.

However, in 2011, we had R&D contract revenue of well over $2 million from our cooperative agreement with the Army. In 2013, as this contract winds down, our contract R&D revenue was only $311,000. Thus, the growth in our product revenues over this two-year period of time was 20 percent, which is more reflective of the underlying growth we see in the markets.

In these product lines that are base business, our focus for this year is to expand our sales and marketing efforts on a worldwide basis. We indicated in our November call that we have been evaluating a sales representative in Israel, which is really a leader in the high-end electronics area. We signed up our representative in January and he is up and running. In February, we also signed on two additional sales representatives in the United States, one covering the Mountain West and one covering the Mid-Atlantic States.

Although our specific products today are primarily going to traction and hybrid vehicle applications, they fit into a category referred to as motor control---and motor control as a broad area will continue to grow significantly. About one-third of total energy consumed today is in the form of electricity. An increase in efficiency in the use of that electricity is an important component in our overall national agenda and IGBTs are a key element in improving the efficiency with which we use electricity.

As we continue to increase our emphasis in marketing but and make improvements in reducing our manufacturing costs, we will be expanding our opportunity to provide baseplates into industrial applications.

We’ve indicated in previous calls that Japan is an important market for both traction and hybrid vehicle applications. As we have indicated, a competitor there has asserted to our potential traction and hybrid vehicle customers that our product infringes one of their patents. Although we strongly believe there is no infringement, nonetheless, these assertions have caused uncertainty amongst our potential customers.

We initiated now over a year ago a process within the Japanese patent office to have the patent re-examined with the goal of having the patent narrowed or declared invalid. There have been ups and downs in this process. In the last quarterly call, we indicated there had been a preliminary written decision very much in our favor.

At the end of the year, the final decision was issued by the Japanese patent office. It narrowed the claims of the patent, but did not invalidate the patent as a whole. And so, although our case is strengthened, we’re disappointed that some uncertainty remains. We have made the decision and in February actually took the action to appeal this decision to the next higher level up in the review process and that evaluation will again take most of this year.

Of course, nothing is certain in this arena, but we have very competent patent counsel and we remain very confident in the eventual outcome. In the meantime our potential Japanese customers continue to move forward with the qualification process for us.

Let me comment on some of the new areas that we’re pursuing. Let me make the caveat however that just like inventions themselves can’t be scheduled precisely, it’s also impossible to schedule precisely the adoption timelines for new innovations. But we feel very confident that we are appropriately positioned and we are increasingly taking actions to move our innovations forward into the marketplace.

In the area of armor, our contract with the Army Research Laboratory will end this year. Our technical progress has been outstanding, but the Army is simply not building any new vehicles of any kind at the moment. Obviously, as a citizen and human being, at one level, that’s a nice development.

However, we’re not sitting still. We are in a position to market our HybridTech armor into various markets that are buying today. These include, for example, applications for the Special Forces. They include some commercial applications for armoring of limousines and other vehicles and it includes applications in foreign countries. We have hired a marketing consultant with considerable expertise in this area. We are devoting far more resources this year in sales and marketing for armor and for other structural applications than we have in the past.

We’ve mentioned before that we have opportunities in the oil and gas area. We continue to move forward in that area. We have one product that is in the initial stage of production that is used in fracking. We have additional products with additional customers that are under development or under evaluation. There is, of course, a great deal of press on the fracking topic. I find the statistic that over 60 percent of new oil and gas wells drilled worldwide are hydro-fracked to be quite a remarkable statistic.

In addition to our real focus on building the business, we are expanding our efforts to communicate our story. We appreciate your interest in that story as evidenced by your participation in this call.

In the investor relations arena, for the first time, we presented at an investor conference, the Sidoti Micro-Cap Conference held in New York City in January. After making that presentation, we met with several investor groups in one-on-one meetings. The presentation we gave there is on our website. If you haven’t taken a look at it, we encourage you to do so.

Today, our stock is listed on the OTC Bulletin Board. We’ve had a number of meetings with NASDAQ and we are proceeding down a path with the objective of having our stock listed on NASDAQ. I won’t go into to all the requirements, but there’s a vetting process, our stock needs to close at a price of $3 or more for five consecutive days and there are some other requirements. But we certainly believe sooner rather than later that we will meet those requirements.

We intend to increase the rate at which we issue press releases. We intend to be more active in investor relations as we go forward.

By way of summary, in 2013, we returned, again, after a very difficult 2012, on to our underlying growth trajectory.

We believe that we’re participating in markets today that are growing in the mid-teens. Our goal is to participate fully in that growth and, in fact, to further penetrate and gain share in those markets. And then, we are deploying a larger percent of our resources in both the development but, more specifically, in the market development in the new areas of armor and oil and gas. Let me stop there and open the floor for questions.

Operator:	At this time, if you would like to ask a question, please press star one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from the line of (Morton Howard).

(Morton Howard): Hi. Can you name the cars that most of us would identified with that your product is in?

Grant Bennett: Yes. Our baseplates are used in two different Mercedes hybrid vehicles; they’re used in the Audi Q5 hybrid , Audi A6 hybrid ; they’re used in three different Renault vehicles that are for sale only in Europe; they’re used in one smart car.

They are also used in one BMW model, although not the BMW i3 which is now for sale in Europe and, evidently, has sold more than 10,000 units in a short number of months which is certainly a much higher rate than some of the other new hybrids have sold.

(Morton Howard): How about Toyota? Can you get into them?

Grant Bennett: We are not in Toyota. We are working towards that objective. Toyota, of course, is the largest player by far in the hybrid vehicle area. Toyota produces some of the components internally themselves and sources some key components for some product lines from Tier 1 suppliers primarily in Japan.

We are interacting in a very meaningful way with several of those Tier 1 suppliers in Japan.

(Morton Howard): Terrific. Good luck.

Grant Bennett: Thank you.

Operator:	Again, if you would like to ask a question, please press star one on your telephone keypad. Your next question comes from the line of (Michael Epstein).

(Michael Epstein): Gentlemen, nice year. Can we get a little idea of some sales volumes domestically and foreign and what kind of projections we have for the New Year and how we can accelerate the growth rate?

Grant Bennett: Approximately between 70 and 80 percent of our revenue is foreign. The majority of that is from Europe and that’s because the train market is very significant in Europe, and it’s a relatively small market in the U.S.

We also have sales into Asia. The design wins, in fact, are with our U.S customers and, in particular, with many of the semiconductor manufacturers in the U.S. But once we achieve the design win, the actual production and therefore the shipments we make is done offshore in Asia.

So we ship on a daily or weekly basis to South Korea, to the Philippines, to Germany, to Switzerland; 70 to 80 percent of our revenues are coming from foreign sources. We believe, of course, there are very significant opportunities in the U.S.

And even though the train market is primarily in Europe and Asia, the high performance electronic market, the aerospace market, the satellite market, the defense market are all markets where we are aggressively spending more money in the sales and marketing area. And, as we look forward, we believe that our growth in the U.S. should at least equal and I think exceed the rate of growth in foreign applications.

Military applications----the timelines are very long on major systems and we have had some revenue in that area. But we also have had some design wins that, in the next one or two years, we’ll move into production and start to generate some significant revenue.

(Michael Epstein): Does China – we did a lot in the Chinese market for their trains. Are we still on that business? Have we won anything recently?

Grant Bennett: We’re definitely in that business. But we are in that business through our customers, meaning, that the European motor control module manufacturers, the European train manufacturers, the Japanese module manufacturers and train manufacturers are selling systems into China that include our components.

And again, this fluctuates a little bit, but approximately 40 percent of all new train construction today worldwide is in China. So if you look at anyone who is involved in trains anywhere in the world, much of their product is heading to China.

(Michael Epstein): OK. Could you give us some idea of your quotes or inquiries, how those are going and do you feel that you have, excuse me, more traction now that you’re getting a little larger in size?

Grant Bennett: Yes. We, of course, track that and the number of quotations that we generate is indeed increasing as we increase the number of feet on the street in terms of sales and marketing.

Each time we take an order, everything we do is custom. It’s to the customer’s blueprint. Every time we take and tool up and produce a new design, we give it a new project number. And so, it’s very easy to track the number of new designs that we tool up. In total, we tooled up approximately one new design each week in 2013.

But those new designs account for a very small percent of our revenue because most of those are prototypes where you might make two or three or four different iterations before the customer locks down the final design and the part goes into production.

But, in short, the number of quotations and the number of design wins and the number of new products is increasing. When you have a brand new customer, the material is new and you tend to go through, as I mentioned, two, three, even four slightly modified prototypes before a design is locked in.

With an existing customer who understands the material, they will go directly into the production part so that you don’t have to go through the same prototyping stage. And obviously, as we expand our base of existing customers, then, the percentage of our new designs that will go into production will increase.

(Michael Epstein): OK. Question for Ralph. Have we tracked the number of different shareholders that we have? Like, how many we had at the end of ’12 and how many we had at the end of ’13?

Ralph Norwood: Yes, we do. We have approximately 650, Michael, at the end of the year.

(Michael Epstein): OK.

Ralph Norwood: And it’s perhaps a 10 percent increase over the prior year. And of our 13 million shares, we have float of 8 million.

(Michael Epstein): Eight million float, OK. And…

Ralph Norwood: I know you are very interested in the turnover. In the last three months, we’ve averaged 6,000 shares a day much lower than we’d like but three times what it was this time last year. And we think that getting on NASDAQ will be a good accelerator here.

(Michael Epstein): OK.

Ralph Norwood: And in the past year we’ve had nearly a half-a-dozen visits to our location by people who are interested in investing. And we probably had close to a dozen calls. We have one later this week with people who want to learn more about the company. So there’s a lot more interest this year than it was last year for a lot of reasons.

(Michael Epstein): Got you. Thank you for that. Do – we have again – NASDAQ require an annual meeting?

Ralph Norwood: They do. And as a matter of fact, we’ll be putting out a proxy statement soon and we’ll actually have an annual meeting in May of this year.

(Michael Epstein): Sounds – looking forward to it. Thank you, guys.

Ralph Norwood: OK. Thank you.

Operator:	Again, if you would like to ask a question, please press star one. Your next question comes from the line of Mike Hyde. (Mike), your line is open……. And there are no further questions at this time.

Grant Bennett: We are – again, thank you for joining the call. We look forward to the next call. As I mentioned, we’ll be issuing some additional press releases. And as Ralph indicated, we’ll be holding an annual meeting in May, you will be receiving notice of that shortly. Thanks again for joining the call and best wishes to each of you. We’ll sign off. Goodbye.

Operator:	This concludes today’s conference call. You may now disconnect.

END